Exhibit 34.15

GRANT THORNTON LLP			REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
201 S. College St., Suite 2500
Charlotte, NC 28244

D	+1704 632	3500
F	+1704 334	7701

Board of Directors
Trimont Real Estate Advisors, LLC

We have examined management’s assertion, included in the accompanying Management’s Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria (“Management’s Report”), that Trimont Real Estate Advisors, LLC (the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission’s Regulation AB for the Special Servicing Platform (the “Platform”) as of and for the year ended December 31, 2019 excluding criteria 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(3)(i-iv), 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), and 1122(d)(4)(ix-xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. The Platform consists of the asset-backed transactions and securities defined by management in Exhibit B of Management’s Certification. Management is responsible for the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants, and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company’s servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the applicable servicing criteria.

In our opinion, management’s assertion that Trimont Real Estate Advisors, LLC complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2019 for the Special Servicing Platform is fairly stated, in all material respects.

/s/ Grant Thornton LLP

Charlotte, North Carolina February 25, 2020

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.